NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2025 RESULTS
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AUSTIN, TX, May 15, 2025 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported first-quarter 2025 results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $(2.9) million, or $(0.36) per diluted share, in first-quarter 2025, compared to net income attributable to common stockholders of $4.6 million, or $0.56 per diluted share, in first-quarter 2024.
•Revenues for first-quarter 2025 were $5.0 million compared to revenues of $26.5 million for first-quarter 2024. The decrease was primarily a result of the sales in first-quarter 2024 of 47 acres of undeveloped land at Magnolia Place and two Amarra Villas homes, compared to no sales in first-quarter 2025. The decrease in revenue in the Real Estate Operations segment was partially offset by an increase in revenue in the Leasing Operations segment, primarily reflecting increased revenue from The Saint June.
•Stratus had $12.0 million of cash and cash equivalents at March 31, 2025. As of March 31, 2025, Stratus had $34.5 million available under its revolving credit facility.
•The first units at The Saint George were available for occupancy in April 2025. Stratus is advancing construction of the last two Amarra Villas homes and the road and utility infrastructure of Holden Hills Phase 1, a 495-acre residential development within the Barton Creek community. All of these projects are expected to be completed in second-quarter 2025.
•In first-quarter 2025, Stratus entered into a contract to sell West Killeen Market for $13.3 million, which is expected to close in second-quarter 2025. After repaying the project loan, Stratus expects the sale to generate approximately $7.7 million of pre-tax net cash proceeds.
•In first-quarter 2025, Stratus took advantage of lower interest rates and the success of its projects to refinance project loans at Lantana Place and Jones Crossing, raising additional cash proceeds of approximately $4.2 million, after property taxes and closing costs. During the quarter, Stratus also amended its revolving credit facility to extend the maturity to March 27, 2027 and lower the interest rate.
•Net loss totaled $(3.8) million in first-quarter 2025, compared to net income of $3.7 million in first-quarter 2024. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(2.3) million in first-quarter 2025, compared to $5.2 million in first-quarter 2024. For a reconciliation of net (loss) income to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

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William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We made significant progress executing our proven strategy during first-quarter 2025. Construction on The Saint George multi-family project and our last two Amarra Villas homes is expected to be completed in the second quarter. We have been focusing intently on the development of our Holden Hills Phase 1 project at Barton Creek in Austin, Texas, a 495-acre residential development, and on the development plans and future financing of our Holden Hills Phase 2 project, an adjacent 570-acre mixed-use development with extensive residential uses, surrounded by outdoor recreational and greenspace amenities. We have continued to execute on opportunistic transactions, such as refinancing project loans to extend maturities at lower rates and contracting to sell our stabilized West Killeen Market retail project. Our three other stabilized retail projects continue to perform well. We have a number of attractive multi-family development projects, such as The Annie B and our projects at Lakeway and College Station, that are ready to go, subject to market conditions and financing. I am proud of our dedicated and experienced team, which continues to build value for our stockholders through market cycles.”

Summary Financial Results

	Three Months Ended March 31,
	2025	2024
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real estate operations	$25	$22,123
Leasing operations	5,018	4,384
Total consolidated revenue	$5,043	$26,507

Operating (loss) income
Real estate operations	$(1,502)	$6,801
Leasing operations	1,958	1,349
General and administrative expenses [a]	(4,051)	(4,465)
Total consolidated operating (loss) income	$(3,595)	$3,685

Net (loss) income	$(3,757)	$3,697
Net loss attributable to noncontrolling interests in subsidiaries [b]	$882	$855
Net (loss) income attributable to common stockholders	$(2,875)	$4,552

Basic net (loss) income per share	$(0.36)	$0.57

Diluted net (loss) income per share	$(0.36)	$0.56

EBITDA	$(2,333)	$5,200

Capital expenditures and purchases and development of real estate properties	$11,739	$17,098

Weighted-average shares of common stock outstanding:
Basic	8,037	8,026
Diluted	8,037	8,151
a.Includes employee compensation and other costs.
b.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.

Results of Operations
The decrease in revenue from the Real Estate Operations segment in first-quarter 2025, compared to first-quarter 2024, primarily reflects the sales in first-quarter 2024 of 47 acres of undeveloped land at

Magnolia Place for $14.5 million and two Amarra Villas homes for a total of $7.6 million, compared to no sales in first-quarter 2025.

The increase in revenue from the Leasing Operations segment in first-quarter 2025, compared to first-quarter 2024, primarily reflects increased revenue from The Saint June, which was in the process of leasing up in first-quarter 2024, partially offset by a decrease in revenue from Magnolia Place – Retail, which was sold in third-quarter 2024.

Debt and Liquidity
At March 31, 2025, Stratus had $12.0 million in cash and cash equivalents, compared to $20.2 million at December 31, 2024. At March 31, 2025, consolidated debt totaled $207.8 million compared with consolidated debt of $194.9 million at December 31, 2024.

As of March 31, 2025, Stratus had $34.5 million available under its revolving credit facility, net of $15.6 million of letters of credit and borrowings of $4.0 million. Letters of credit have been issued under the revolving credit facility, $13.3 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills Phases 1 and 2.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $11.7 million for first-quarter 2025, primarily related to the development of Holden Hills Phase 1 and The Saint George, compared with $17.1 million for first-quarter 2024, primarily related to the development of Barton Creek properties (including Amarra Villas and Holden Hills Phase 1), The Saint George and tenant improvements at Lantana Place – Retail.

Share Repurchase Program
In November 2023, Stratus’ Board approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. In first-quarter 2025, Stratus acquired 20,694 shares of its common stock under its share repurchase program for a total cost of $0.4 million at an average price of $19.78 per share. Through May 9, 2025, Stratus acquired 83,380 shares of its common stock under its share repurchase program for a total cost of $2.0 million at an average price of $23.98 per share, and $3.0 million remains available for repurchases under the program.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.

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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, tariffs and trade policies, supply chain constraints, Stratus’ ability to pay or refinance its debt obligations as they become due, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, projected future operating loans or capital contributions to Stratus’ joint ventures, potential costs and timing to remediate and repair the water leak at The Saint George and the potential costs for which The Saint George Apartments, L.P. may be responsible, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, including projected costs and estimated times to complete construction, plans to sell, recapitalize or refinance properties and estimated timing for closing properties under contract, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which Stratus obtained in connection with its current $5.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, elevated inflation and interest rates, the effect of changes in tariffs and trade policies, including threatened tariffs, supply chain constraints, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, availability of bank credit, defaults by contractors and subcontractors, the outcome of Stratus’ analysis and discussions with the insurance company and general contractor regarding responsibility for payment of costs to remediate and repair the water leak at The Saint George, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, each filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA, which is not recognized under accounting principles generally accepted in the U.S. (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus' net (loss) income to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues:
Real estate operations	$25	$22,123
Leasing operations	5,018	4,384
Total revenues	5,043	26,507
Cost of sales:
Real estate operations	1,480	15,278
Leasing operations	1,913	1,678
Depreciation and amortization	1,394	1,401
Total cost of sales	4,787	18,357
General and administrative expenses	4,051	4,465
Gain on sale of asset	(200)	—
Total	8,638	22,822
Operating (loss) income	(3,595)	3,685
Loss on interest rate cap agreements	(13)	—
Loss on extinguishment of debt	(183)	(59)
Other income, net	64	173
(Loss) income before income taxes	(3,727)	3,799
Provision for income taxes	(30)	(102)
Net (loss) income and total comprehensive (loss) income	(3,757)	3,697
Total comprehensive loss attributable to noncontrolling interests [a]	882	855
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(2,875)	$4,552

Basic net (loss) income per share attributable to common stockholders	$(0.36)	$0.57

Diluted net (loss) income per share attributable to common stockholders	$(0.36)	$0.56

Weighted-average shares of common stock outstanding:
Basic	8,037	8,026
Diluted	8,037	8,151
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$12,006	$20,178
Restricted cash	951	976
Real estate held for sale	11,359	11,211
Real estate under development	274,625	274,105
Land available for development	76,312	65,009
Real estate held for investment, net	134,963	136,252
Lease right-of-use assets	10,015	10,088
Deferred tax assets	153	153
Other assets	14,197	14,634
Total assets	$534,581	$532,606

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,949	$10,061
Accrued liabilities, including taxes	3,526	7,291
Debt	207,838	194,853
Lease liabilities	15,473	15,436
Deferred gain	1,548	1,810
Other liabilities	4,664	5,588
Total liabilities	241,998	235,039

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	98	97
Capital in excess of par value of common stock	201,346	200,972
Retained earnings	25,726	28,601
Common stock held in treasury	(35,711)	(34,965)
Total stockholders’ equity	191,459	194,705
Noncontrolling interests in subsidiaries	101,124	102,862
Total equity	292,583	297,567
Total liabilities and equity	$534,581	$532,606

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash flow from operating activities:
Net (loss) income	$(3,757)	$3,697
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,394	1,401
Cost of real estate sold	—	13,191
Loss on interest rate cap agreements	13	—
Loss on extinguishment of debt	183	59
Stock-based compensation	369	442
Debt issuance cost amortization	345	238
Gain on sale of assets	(200)	—
Purchases and development of real estate properties	(7,212)	(8,957)
Decrease in other assets	792	948
Decrease in accounts payable, accrued liabilities and other	(5,422)	(4,472)
Net cash (used in) provided by operating activities	(13,495)	6,547

Cash flow from investing activities:
Capital expenditures	(4,527)	(8,141)
Payments on master lease obligations	(166)	(251)
Net cash used in investing activities	(4,693)	(8,392)

Cash flow from financing activities:
Borrowings from credit facility	4,000	—
Borrowings from project loans	57,969	9,330
Payments on project and term loans	(48,916)	(17,586)
Payment of dividends	(236)	(356)
Finance lease principal payments	(4)	(4)
Stock-based awards net payments	(336)	(376)
Purchases of treasury stock	(410)	—
Noncontrolling interests’ distributions	(856)	—
Financing costs	(1,220)	(67)
Net cash provided by (used in) financing activities	9,991	(9,059)
Net decrease in cash, cash equivalents and restricted cash	(8,197)	(10,904)
Cash, cash equivalents and restricted cash at beginning of year	21,154	32,432
Cash, cash equivalents and restricted cash at end of period	$12,957	$21,528

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. Stratus generates revenues primarily from the sale of developed lots or homes and undeveloped land and the lease of developed retail, mixed-use and multi-family properties. Stratus has two operating segments, which are also its two reportable segments: Real Estate Operations and Leasing Operations. The Real Estate Operations segment includes properties under various stages of development: developed for sale, under development and available for development. In this segment, Stratus entitles, develops and sells properties. Properties that Stratus develops and then holds for investment become part of the Leasing Operations segment. Decisions about whether to continue to hold a property for investment or to sell it depend on various factors, including conditions in the real estate markets in which Stratus operates and the estimated fair value of the property, and are primarily driven by the objective of maximizing overall asset value.

The Real Estate Operations segment is comprised of Stratus’ real estate assets, which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Holden Hills Phases 1 and 2, Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Kingwood Place, the retail portion of Lantana Place, the completed retail portion of Jones Crossing, retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing, and, prior to its sale in third-quarter 2024, the retail portion of Magnolia Place.

Stratus’ chief operating decision maker (CODM) is the chief executive officer. The CODM primarily uses operating income or loss to measure the performance of Stratus’ segments because it provides a comprehensive view of the segments’ financial performance, including all revenues and expenses and gains on sale of real estate. The CODM makes decisions about the allocation of operating and capital resources to each segment based on assessment of the performance of the segments and considering the capital needs for new and existing projects and the objectives of Stratus’ overall business strategy. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the three months ended March 31, 2025, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$25	$5,018	$5,043
Segment expenses:
Property taxes and insurance	(357)	(807)	(1,164)
Lease expense	(285)		(285)
Professional fees	(363)		(363)
Maintenance and repairs		(509)	(509)
Allocated overhead costs	(285)		(285)
Property management fees and payroll		(285)	(285)
Utilities		(40)	(40)
Other segment items [b]	(190)	(272)	(462)
Depreciation and amortization	(47)	(1,347)	(1,394)
Gain on sale of assets	—	200	200
Segment (loss) profit	(1,502)	1,958	456
General and administrative expenses			(4,051)
Operating loss			(3,595)
Loss on interest rate cap agreements			(13)
Loss on extinguishment of debt			(183)
Other income			64
Net loss before income taxes			$(3,727)
Capital expenditures and purchases and development of real estate properties	$7,212	$4,527	$11,739
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.

Summarized financial information by segment for the three months ended March 31, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$22,123	$4,384	$26,507
Segment expenses
Cost of real estate sold	(13,949)		(13,949)
Property taxes and insurance	(315)	(724)	(1,039)
Lease expense	(285)		(285)
Professional fees	(266)		(266)
Maintenance and repairs		(362)	(362)
Allocated overhead costs	(249)		(249)
Property management fees and payroll		(203)	(203)
Utilities		(159)	(159)
Other segment items [b]	(214)	(230)	(444)
Depreciation and amortization	(44)	(1,357)	(1,401)
Segment profit	6,801	1,349	8,150
General and administrative expenses			(4,465)
Operating income			3,685
Loss on extinguishment of debt			(59)
Other income			173
Net income before income taxes			3,799
Capital expenditures and purchases and development of real estate properties	$8,957	$8,141	$17,098
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
Total assets by segment were as follows (in thousands):

	March 31,
	2025	2024
Real Estate Operations	$371,355	$329,062
Leasing Operations	151,950	160,759
Corporate and other [a]	11,276	19,696
Total assets	$534,581	$509,517
a.Corporate and other includes cash and cash equivalents and restricted cash of $11.1 million and $19.4 million at March 31, 2025 and 2024, respectively. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.
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RECONCILIATION OF NON-GAAP MEASURE
EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (accounting principles generally accepted in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net (loss) income to EBITDA follows (in thousands):

	Three Months Ended
	March 31,
	2025	2024
Net (loss) income	$(3,757)	$3,697
Depreciation and amortization	1,394	1,401
Interest expense, net	—	—
Provision for income taxes	30	102
EBITDA	$(2,333)	$5,200